Exhibit 99.1

FOR IMMEDIATE RELEASE

SGI TAKES ACTION TO REDUCE DEBT

SGI Announces Pre-Negotiated Reorganization

MOUNTAIN VIEW, Calif., (May 8, 2006)—(Silicon Graphics (OTC: SGID) today announced that it has reached an agreement with all of its Senior Secured bank lenders and with holders of a significant amount of its Senior Secured debt on the terms of a reorganization plan that will reduce its debt by approximately $250 million, greatly simplifying its capital structure.

As part of this agreement with many of its major stakeholders, and as the next step in its previously announced plan to reorganize its businesses, the Company and its U.S. subsidiaries have filed voluntary petitions under chapter 11 of the US Bankruptcy Code. SGI’s non-US subsidiaries, including European, Canadian, Mexican, South American and Asia Pacific subsidiaries were not included in the filing; will continue their business operations without supervision from the U.S. courts; and will not be subject to the requirements of chapter 11. The Company expects to file its Plan of Reorganization reflecting the agreement shortly, and to emerge from Chapter 11 within six months.

“We want to assure our customers, our employees and our communities that SGI is operating—business as usual,” Dennis P. McKenna, the recently appointed, Chairman and CEO of SGI, stated. “Our customers can continue to rely on SGI for its mission-critical products, services, and support.”

This reorganization is planned with no disruption to day-to-day customer and partner activities as the Company positions itself to recapture mindshare and market share. Over the last 100 days, the Company under the leadership of its new management team has had several significant achievements. During this time it has:

•      Assembled a new management team including a new Chief Executive Officer and Chief Financial Officer, as well as the appointment of other experienced executives;

•      Closed on some significant sales orders reflecting continued customer confidence in SGI;

•      Completed a program that has resulted in $100 million in annualized cost savings with an additional $50 million in savings underway;

1500 Crittenden Lane Mountain View, CA 94043 Telephone 650.960.1980 sgi.com MEDIA CONTACT Lisa Pistacchio pistacchio@sgi.com 650.933.5683 SGI PR HOTLINE 650.933.7777 SGI PR FACSIMILE 650.933.0283

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•	Identified additional paths to streamline operating and administrative costs;

•	Improved efficiencies in its manufacturing operations;

•	Strengthened and expanded its product roadmap; and

•	Implemented a plan to reposition its product and market focus to take advantage of the Company’s significant technology and market potential.

“This is a necessary and responsible step that will strengthen the Company and foster a sustained turnaround at SGI. This milestone marks a fundamental and comprehensive change,” McKenna continued. “Our customers and partners want the Company to succeed because of the value SGI continues to bring to the disciplines and capabilities of discovery, innovation, engineering and information transformation which are at the center of the world’s achievements and business processes.”

“We expect to proceed quickly and will emerge from these proceedings with a significantly improved balance sheet and, as a result, greater operating flexibility. I am confident in SGI’s future. The new direction I have set is comprehensive, the product portfolio we will unveil is expansive and our dedication to customer satisfaction is unwavering,” McKenna added.

Certain holders of the Company’s existing Senior Secured notes are providing SGI with a $70 million financing facility. The Senior Secured notes represent a majority of the Company’s total outstanding debt. Subject to court approval, the proceeds from the financing together with cash generated from daily operations and cash on hand, will be used to paydown a portion of SGI’s pre-petition debt and to fund operating expenses including post-petition supplier payments, employee wages and benefits, and other operating expenses.

The agreement contemplates that the Company’s existing Senior Secured bondholders will be converting their existing debt into the new equity of SGI and, through a rights offering, will have the opportunity to purchase $50 million of additional new equity. The $50 million rights offering is being backstopped by certain of these bondholders to ensure that the Company raises the full $50 million of new equity capital. It is contemplated that the $50 million of new capital will be used to reduce debt and further enhance the Company’s liquidity.

Upon confirmation of the plan, the new common stock of the Company will be issued to the holders of SGI’s Senior Secured bonds in the manner described above. All of SGI’s existing common stock and the unsecured subordinated debentures will be cancelled upon confirmation of the plan by the court and receive no recovery. Accordingly, the Company believes that SGI’s currently outstanding common stock and unsecured subordinated debentures have no value.

McKenna concluded by stating “We regret the effect that this will have on SGI’s shareholders and other unsecured creditors. SGI plays a critical role in the world’s infrastructure. This needs to be preserved.”

SGI’s principal bankruptcy counsel is Weil, Gotshal & Manges LLP.

The filings were made today in the US Bankruptcy Court for the Southern District of New York.

More information about SGI’s reorganization is available on the Internet at www.sgi.com/reorg.

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Forward-Looking Statements

This news release contains forward-looking statements relating to future events or expected financial performance that involve risks and uncertainties. Factors that might cause such a difference include, but are not limited to: the effects of our chapter 11 filing; our ability to maintain adequate liquidity; and our ability to obtain and maintain normal terms with customers, suppliers and service providers. These and other risks are or will be detailed from time to time in SGI’s periodic reports that are filed with the Securities and Exchange Commission, including the Form 8K’s filed today in conjunction with this announcement (and other announcements) and SGI’s quarterly report on Form 10-Q for the quarter ended December 30, 2005. Silicon Graphics is under no obligation to publicly update or revise any forward-looking statements, whether changes occur as a result of new information, future events or otherwise.

SILICON GRAPHICS | The Source of Innovation and Discovery™

SGI, also known as Silicon Graphics, Inc. (OTC: SGID), is a leader in high-performance computing. SGI helps customers solve their computing challenges, whether it’s sharing images to aid in brain surgery, finding oil more efficiently, studying global climate, providing technologies for homeland security and defense, enabling the transition from analog to digital broadcasting, or helping enterprises manage large data. With offices worldwide, the company is headquartered in Mountain View, Calif., and can be found on the Web at www.sgi.com.

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